Exhibit 99.1

Exhibit A

Excerpts From Certain Remarks Made By Anne Mulcahy, Chairman and Chief Executive Officer, at the Fourth Quarter 2003 Earnings Conference Call Held on January 27, 2004

•	“So we’ve delivered on our commitments, exceeded in many cases. And looking at an operational compare, you’ll see that we ended the year with earnings per share of 58 cents, which excludes the charges associated with Berger and the 2002 credit facility.”*

* See “Supplemental Information – Non-GAAP Measures” in Slide No. 21.

•	“So, considering our confidence in continued equipment sale growth and strong operational performance, we certainly remain comfortable with Q1 expectations in the range of 13 to 16 cents per share. And for full-year 2004, we remain comfortable with our 67 to 72 cent guidance, and are optimistic that we could be at the high end of the range.”

Excerpts From Certain Slides Presented at the Fourth Quarter 2003 Earnings Conference Call Held on January 27, 2004:

•	[Excerpts from Slide No. 18]

Review of Full Year 2003 Results vs. Expectations

FY 2003 Commitment	FY Results

* * * *

• Expect earnings of $0.50—$0.55	Reported $0.36 Pro-Forma* $0.58
*See supplemental information: Non-GAAP measures

•	[Slide No. 21]

Supplemental Information

Non-GAAP Measures

In an effort to provide investors with additional and more useful information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the company also disclosed a non-GAAP earnings measure on page 18 entitled “pro-forma”. The pro-forma measure excludes the effects of the charges recorded for the Berger litigation and the write-off of the unamortized 2002 debt issue costs in order to provide consistency in display with the 2003 full year earnings guidance provided to investors in November 2002. These 2003 unanticipated charges were not contemplated when the guidance was provided. In addition, the pro-forma measure provides a consistent basis in evaluating the Company’s 2004 earnings projections. We believe that meaningful analysis of our financial performance requires an understanding of the underlying factors and trends in that performance. In some cases, large factors or events, such as those that occurred in 2003, distort operational long-term trends. For this reason, we believe that investors would find a pro-forma earnings measure, which excludes the effects of the Berger litigation and write-off of debt issue costs, more useful. Reconciliation to the related GAAP measure is included herein.

Reconciliation of Non-GAAP Measure	Per/Share
Earnings	$0.36
Berger Litigation Provision	$0.17 ($146 million after-tax)
Write-off of Debt Issue Costs	$0.05 ($45 million after-tax)

Pro-Forma earnings	$0.58